American Funds Global Balanced Fund

October 31, 2014

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$73,765
Class B	$131
Class C	$5,302
Class F1	$3,944
Class F2	$5,854
Total	$88,996
Class 529-A	$3,175
Class 529-B	$13
Class 529-C	$654
Class 529-E	$154
Class 529-F1	$214
Class R-1	$98
Class R-2	$349
Class R-2E	$0*
Class R-3	$476
Class R-4	$349
Class R-5	$284
Class R-6	$2,979
Total	$8,745

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.5700
Class B	$0.3271
Class C	$0.3320
Class F1	$0.5510
Class F2	$0.6345
Class 529-A	$0.5477
Class 529-B	$0.2771
Class 529-C	$0.3076
Class 529-E	$0.4716
Class 529-F1	$0.6104
Class R-1	$0.4033
Class R-2	$0.3290
Class R-2E	$0.1371
Class R-3	$0.4715
Class R-4	$0.5645
Class R-5	$0.6353
Class R-6	$0.6668

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	140,663
Class B	356
Class C	18,078
Class F1	5,853
Class F2	13,542
Total	178,492
Class 529-A	6,237
Class 529-B	40
Class 529-C	2,325
Class 529-E	351
Class 529-F1	387
Class R-1	255
Class R-2	1,138
Class R-2E	1
Class R-3	1,132
Class R-4	695
Class R-5	162
Class R-6	6,307
Total	19,030

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$31.49
Class B	$31.47
Class C	$31.42
Class F1	$31.50
Class F2	$31.51
Class 529-A	$31.48
Class 529-B	$31.46
Class 529-C	$31.37
Class 529-E	$31.45
Class 529-F1	$31.50
Class R-1	$31.43
Class R-2	$31.40
Class R-2E	$31.48
Class R-3	$31.45
Class R-4	$31.50
Class R-5	$31.54
Class R-6	$31.52

*Amount less than one thousand.